As filed with the Securities and Exchange Commission on May 15, 2020

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zomedica Pharmaceuticals Corp.

(Exact name of registrant as specified in its charter)

Alberta, Canada	8071	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Phoenix Drive, Suite 180

Ann Arbor, Michigan, 48108

(734) 369-2555

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Shameze Rampertab
Interim Executive Officer and Chief Financial Officer

Zomedica Pharmaceuticals Corp.

100 Phoenix Drive, Suite 180

Ann Arbor, Michigan 48108

(734) 369-2555

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John D. Hogoboom Lowenstein Sandler LLP 1251 Avenue of the Americas New York, NY 10020 (646) 414-6846	Robert F. Charron Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105-0302 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Securities Exchange Act of 1934. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-accelerated Filer	☒	Smaller Reporting Company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☒

CALCULATION OF REGISTRATION FEE

Title of Securities being Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common shares, without par value (2)	$15,000,000	$1,947
Series C warrants to purchase common shares	--	(3)
Common shares issuable upon exercise of the Series C warrants (2)	$15,000,000	$1,947
Pre-funded warrants to purchase common shares	(4)
Common shares issuable upon exercise of the pre-funded warrants	(4)
Placement agent warrants (5)	--	(3)
Common shares issuable upon exercise of the placement agent warrants	$937,500	$122
Total	$30,937,500	$4,016

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act.

(2)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional common shares as may be issued or issuable because of stock splits, stock dividends stock distributions, and similar transactions.

(3)	No fee required pursuant to Rule 457(g).

(4)	The proposed maximum aggregate offering price of the common shares will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants sold in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common shares sold in the offering. Accordingly, the proposed maximum aggregate offering price of the common shares and pre-funded warrants (including the common shares issuable upon exercise of the pre-funded warrants), if any, is $15,000,000.
(5)	Represents warrants to purchase a number of common shares equal to 5.0% of the common shares sold in this offering at an exercise price equal to 125% of the offering price per common share (including the number of common shares issuable upon exercise of the pre-funded warrants).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 15, 2020

PRELIMINARY PROSPECTUS

55,762,081 Common Shares

Series C Warrants to Purchase Up to 55,762,081 Common Shares

Pre-Funded Warrants to Purchase Up to 55,762,081 Common Shares

We are offering 55,762,081 common shares and Series C warrants to purchase up to 55,762,081 common shares, assuming a combined public offering price of $0.269 per common share and related Series C warrant, the last reported sale price per share of our common shares on the NYSE American on May 12, 2020. Each common share is being sold together with one warrant to purchase one common share. Each warrant will have an exercise price per share equal to 100% of the of the combined public offering price per common share and related Series C warrant in this offering, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The common shares and warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

We are also offering to those purchasers, if any, whose purchase of common shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants in lieu of common shares that would result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common shares. Each pre-funded warrant is being sold with one warrant to purchase one common share, at an assumed combined public offering price of $0.2689 per pre-funded warrant and related Series C warrant. The pre-funded warrants and warrants will be issued separately. The exercise price of each pre-funded warrant will equal $0.0001 per share. Each pre-funded warrant will be exercisable upon issuance and will not expire prior to exercise.

Certain of our directors have indicated an interest in purchasing $200,000 of our securities in this offering at the combined public offering price per common share and related Series C warrant and on the same terms as the other purchasers in this offering. However, because indications of interest are not binding agreements or commitments to purchase, such directors are not obligated to purchase such securities and may purchase more, fewer or no securities in this offering. The placement agent will receive the same placement fee on these securities as it will on any other securities sold to the public in this offering.

Our common shares are listed on the NYSE American under the symbol “ZOM.” On May 12, 2020, the last reported sale price of our common shares on the NYSE American was $0.269 per share. There is no established public trading market for the Series C warrants or the pre-funded warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Series C warrants or the pre-funded warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series C warrants and the pre-funded warrants will be limited.

The combined public offering price per share and related Series C warrant will be determined between us, the placement agent and purchasers based on market conditions at the time of pricing, and may be at a discount to the current market price of our common shares. Therefore, the recent market price used throughout this prospectus may not be indicative of the actual combined public offering price.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

We have engaged H.C. Wainwright & Co., LLC as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The placement agent has no obligation to purchase any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering the actual public amount, placement agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the placement agent the placement agent fees set forth in the table below and to provide certain other compensation to the placement agent. See “Plan of Distribution” beginning on page 28 of this prospectus for more information regarding these arrangements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share and Related Series C warrant	Per Pre-Funded Warrant and Related Series C warrant	Total
Public offering price	$	$	$
Placement agent fees(1) (7.25%)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	We have also agreed to issue warrants to purchase common shares to the placement agent as described under “Plan of Distribution” in this prospectus and pay the placement agent for certain expenses. For additional information about the compensation paid to the placement agent, see “Plan of Distribution.”

We expect that delivery of the securities being offered pursuant to this prospectus will be made on or about , 2020, subject to satisfaction of customary closing conditions.

H.C. Wainwright & Co.

The date of this prospectus is               , 2020.

Table of Contents

We have not, and the placement agent has not, authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. When you make a decision about whether to invest in our securities, you should not rely upon any information other than the information in this prospectus or in any free writing prospectus that we may authorize to be delivered or made available to you. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful.

For investors outside the United States: We have not, and the placement agent has not, taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside the United States. This offering is not available to a resident of Canada or a person or company in Canada. See “Plan of Distribution.”

This prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the full text of the actual documents, some of which have been filed or will be filed and incorporated by reference herein. See “Where You Can Find More Information” in this prospectus. We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

i

This prospectus contain and incorporate by reference certain market data and industry statistics and forecasts that are based on studies sponsored by us, independent industry publications and other publicly available information. Although we believe these sources are reliable, estimates as they relate to projections involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus and under similar headings in the documents incorporated by reference herein and therein. Accordingly, investors should not place undue reliance on this information.

All references in this prospectus to “Zomedica,” the “Company,” “we,” “us,” or “our” mean Zomedica Pharmaceuticals Corp. and its subsidiaries unless we state otherwise, or the context otherwise indicates. Unless otherwise noted herein, all references to “CDN$,” “CAD$,” or “Canadian dollars” are to the currency of Canada and “$,” “dollars,” “US$,” “United States dollars,” or “U.S. dollars” are to the currency of the United States. This prospectus and the information incorporated by reference herein contain references to trademarks, service marks and trade names owned by us or other companies. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus and the information incorporated by reference herein and therein, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names, service marks or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Other trademarks, trade names and service marks appearing in this prospectus and the documents incorporated by reference herein and therein are the property of their respective owners.

ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein and therein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 5 and our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus before making an investment decision.

Our Company

We are a development stage veterinary diagnostic and pharmaceutical company focused on creating point-of-care products for companion animals (canine, feline, and equine) that meet the unmet needs of clinical veterinarians. We believe that we have identified and are developing diagnostics and therapeutics that have the potential to significantly improve the diagnosis and treatment of various diseases affecting companion animals. We believe that there are significant unmet medical needs for pets, and that the pet diagnostic and therapeutic segments of the animal health industry are likely to grow substantially as new diagnostic tools and treatments are identified, developed, and marketed specifically for companion animals.

Our strategic focus is on the final development and commercialization of our TRUFORMA™ point-of-care diagnostic platform and the first five assays for the detection of adrenal and thyroid disorders in cats and dogs. The TRUFORMA™ platform uses Bulk Acoustic Wave (BAW) technology to provide a non-optical and fluorescence free detection system for use at the point-of-care. We believe that BAW technology will enable precise and repeatable test results at the point-of-care during a typical veterinary appointment.

Following the commercial launch of TRUFORMA™, we expect to continue the development of our point- of-care diagnostic platform, which is based on miniaturized laser-based Raman spectroscopy technology and is designed to detect pathogens in companion animals. We believe this platform will enable the identification of biological and biochemical signatures in complex biological samples and has the potential to achieve reference lab sensitivity/specificity to screen for a wide range of pathogens in companion animal feces, urine, respiratory, and dermatological samples in minutes without the need for extensive sample prep or the use of reagents. The diagnostic platform requires a small fecal sample preparation. Additionally, the platform has automated analysis and does not require specialized staff training. Because we are focused on the development and commercialization of the TRUFORMA™ platform, which has been adversely affected by the COVID-19 pandemic, we deferred work on this platform. We believe that this diagnostic platform does not require pre-market regulatory approval for use with companion animals in the United States.

We have performed initial development work on a circulating tumor cell (CTC) “liquid biopsy” platform for use in a reference lab setting as a canine cancer diagnostic. This platform is intended for use to detect canine cancers faster, more affordably and less invasively compared to existing methods, which can be expensive and cost prohibitive for pet owners. We have worked on the development of an assay for use with this platform that targets hard-to-diagnose canine cancers, such as hemangiosarcoma and osteosarcoma.

We have worked on the development of four therapeutic drug product candidates for potential use in canines and felines. Consistent with our focus on the development of point-of-care diagnostic platforms, we intend to seek one or more partners for the further development of our therapeutic candidates.

Recent Developments

On April 9, 2020, we completed a $4.0 million public offering of our common shares and Series B warrants pursuant to which we sold an aggregate of 33,333,334 common shares and Series B warrants to purchase 16,666,667 common shares, or the April 2020 Offering. Each Series B warrant has an exercise price of $0.15 per share, was immediately exercisable from the issuance date, and has a five-year term.

On April 10, 2020, we received a deficiency letter from the NYSE American that we were not in compliance with the NYSE American continued listing standard set forth in Section 1003(f)(v) of the NYSE American Company Guide because our common shares had been selling for a substantial period of time at a low price per share. Pursuant to Section 1003(f)(v) of the NYSE American Company Guide, the NYSE American staff determined that the continued listing of our common shares is predicated on our company effecting a reverse stock split of our common shares or otherwise demonstrating sustained price improvement within a reasonable period of time, which the staff determined to be no later than October 10, 2020. We intend to regain compliance with the NYSE American’s continued listing standards by undertaking a measure or measures that are for the best interests of our company and our shareholders.

On April 20, 2020, we received a loan under the Payroll Protection Program in the amount of $527,360.

On April 21, 2020, we announced the completion of verification of our TRUFORMA™ point-of-care diagnostic platform and the first assay, canine total T4 thyroxine. The achievement of this milestone required us to make a $3 million milestone payment to our development partner which has been paid.

Corporate Information

Zomedica Pharmaceuticals Corp. (formerly, Wise Oakwood Ventures Inc.) was originally incorporated as Wise Oakwood Ventures Inc. on January 7, 2013 under the Business Corporations Act (Alberta). On October 28, 2013, we completed our initial public offering in Canada and became classified as a Capital Pool Company, as defined under the rules of the TSX Venture Exchange (“TSX-V”). On April 21, 2016, we changed our name to Zomedica Pharmaceuticals Corp. and consolidated our common shares on a one-for-two and one-half basis. ZoMedica Pharmaceuticals Inc. (“ZoMedica Inc.”) was incorporated on May 14, 2015 under the Canada Business Corporations Act. On April 21, 2016, we completed a qualifying transaction (the “Qualifying Transaction”) under TSX-V Policy 2.4 – Capital Pool Companies, consisting of a three-cornered amalgamation among our Company, ZoMedica Inc. and our wholly-owned subsidiary. Under the Qualifying Transaction, ZoMedica Inc. and our subsidiary were amalgamated to form Zomedica Pharmaceuticals Ltd. (“Zomedica Ltd.”). As consideration for the amalgamation, shareholders of ZoMedica Inc. became the owners of 97.6% (non-diluted) of our common shares, and ZoMedica Ltd. became our wholly-owned subsidiary. Subsequent to the Qualifying Transaction, Zomedica Ltd. was vertically amalgamated into our Company. We have one wholly-owned subsidiary, Zomedica Pharmaceuticals, Inc., a Delaware company. Our principal executive offices are located at 100 Phoenix Drive, Suite 180, Ann Arbor, MI 48108, and our telephone number is (734) 369-2555. Our website address is www.zomedica.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until December 31, 2022. However, if certain events occur prior to December 31, 2022, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before such date.

In addition, the JOBS Act provides that an emerging growth company may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

The Offering

Common shares offered by us	55,762,081 shares, assuming a combined public offering price of $0.269 per share and related Series C warrant, the last reported sale price per share of our common shares on the NYSE American on May 12, 2020.

Warrants offered by us	Series C warrants to purchase up to 55,762,081 common shares. Each common share is being sold together with one warrant to purchase one common share. Each warrant will have an exercise price per share equal to 100% of the of the combined public offering price per common share and related Series C warrant in this offering, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The common shares and warrants are immediately separable and will be issued separately, but will be purchased together in this offering. This prospectus also relates to the offering of the common shares issuable upon exercise of the Series C warrants.

Pre-funded warrants offered by us	We are also offering to those purchasers, if any, whose purchase of common shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants in lieu of common shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common shares. Each pre-funded warrant is being sold with one warrant to purchase one common share. The pre-funded warrants and warrants are immediately separable and will be issued separately, but will be purchased together in this offering. The exercise price of each pre-funded warrant will equal $0.0001 per share. Each pre-funded warrant will be exercisable upon issuance and will not expire prior to exercise. We are offering up to 55,762,081 common shares and up to 55,762,081 pre-funded warrants, in the aggregate not exceeding more than a total of 55,762,081 common shares and pre-funded warrants. For each pre-funded warrant we sell, the number of common shares we are offering will be decreased on a one-for-one basis. This prospectus also relates to the offering of the common shares issuable upon exercise of the pre-funded warrants.

Common shares outstanding after this offering	226,216,564 shares, assuming we sell only common shares and assuming no exercise of the Series C warrants.

Use of proceeds	We intend to use the net proceeds from this offering for the continued development of our diagnostic platform, including making milestone payments, as they come due, under our existing license and collaboration agreements, and other general corporate and working capital purposes. See “Use of Proceeds” on page 9.

Risk factors	Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully review and consider all of the information set forth in this prospectus and the documents incorporated by reference herein and therein, including the risks and uncertainties described under “Risk Factors” beginning on page 5 of this prospectus and the risk factors incorporated by reference into this prospectus.

NYSE American symbol	“ZOM.” There is no established public trading market for the Series C warrants or pre-funded warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Series C warrants or the pre-funded warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series C warrants and the pre-funded warrants will be limited.

The number of common shares expected to be outstanding after this offering is based on 170,454,483 common shares outstanding as of May 15, 2020, and excludes, as of that date, the following:

•	11,796,265 common shares issuable upon the exercise of outstanding options with a weighted average exercise price of approximately $0.82 per share;

•	31,958,918 common shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of approximately $0.18 per share;

•	55,762,081 common shares issuable upon the exercise of the Series C warrants offered hereby;

•	5,249,183 common shares available for future issuance under our equity incentive plan; and

•	common shares issuable upon the exercise of warrants to be issued to the placement agent as compensation in connections with this offering, as described in “Plan of Distribution.”

Unless otherwise specified or the context otherwise indicates, the information in this prospectus assumes no purchaser elects to purchase pre-funded warrants and no exercise of the Series C warrants offered hereby and the warrants issuable to the placement agent.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described below and under the section captioned "Risk Factors" contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 26, 2020 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 filed with the SEC on May 11, 2020 and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such event, the trading price of our common shares could decline, and you might lose all or part of your investment.

Risks Relating to This Offering

You will suffer immediate and substantial dilution of your investment as a result of this offering.

Because the combined public offering price per common share and related Series C warrant will be higher than the as adjusted net tangible book value per common share after giving effect to this offering, you will suffer substantial dilution in the net tangible book value of the common shares you purchase in this offering. For a further description of the dilution that investors in this offering will experience, see “Dilution.” Investors in this offering will also be subject to increased dilution upon the exercise of outstanding stock options and warrants.

This is a best efforts offering, no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to fund development of our diagnostic platform. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

Sales of our common shares by shareholders may have an adverse effect on the then prevailing market price of our common shares.

Sales of a substantial number of our common shares in the public market following this offering could cause the market price of our common shares to decline and could impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common shares or other equity-related securities would have on the market price of our common shares.

Management will have broad discretion as to the use of proceeds from this offering and may not use them effectively.

Our management will have broad discretion as to the application of the net proceeds from this offering and our shareholders will not have the opportunity as part of their investment decisions to assess whether the net proceeds are being used appropriately. You may not agree with our decisions, and our use of the proceeds may not yield any return on your investment. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our failure to apply the net proceeds of this offering effectively could compromise our ability to pursue our growth strategy and we might not be able to yield a significant return, if any, in our investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

We have not paid dividends in the past and have no plans to pay dividends in the foreseeable future.

We intend to reinvest any future earnings to develop and commercialize our product candidates and to fund our operations. We do not expect to pay cash dividends on our common shares for the foreseeable future. We cannot assure you that we would, at any time, generate sufficient surplus cash that would be available for distribution to the holders of our common shares as a dividend. Therefore, you should not expect to receive cash dividends on the common shares we are offering.

Our Series 1 Preferred Shares will be reclassified as a liability on our consolidated balance sheet once we begin to recognize revenues which may cause us to fail to meet the NYSE American’s continued listing requirements.

Because we are obligated to make annual payments to the holders of our Series 1 Preferred Shares in an amount equal to nine percent of the net sales (as defined in the Series 1 Preferred Shares), if any, of our company and our affiliates, once we begin to recognize revenues from our commercial activities, we will be required under United States general accounting principles to reclassify the Series 1 Preferred Shares as a liability on our consolidated balance sheet. The reclassification will significantly increase our total liabilities and significantly reduce our shareholders’ equity. Under the NYSE American’s continued listing requirements, we are required to maintain shareholders’ equity of at least $4.0 million, which will increase to $6.0 million after December 31, 2020. As a result of the reclassification, we may fail to meet this continued listing requirement. If we are unable to satisfy the NYSE American’s continued listing requirements, our common shares could be delisted from the NYSE American which could adversely affect the liquidity and market price of our common shares.

We are subject to the continued listing requirements of the NYSE American. If we are unable to comply with such requirements, our common shares would be delisted from the NYSE American, which would limit investors’ ability to effect transactions in our common shares and subject us to additional trading restrictions.

Our common shares are currently listed on the NYSE American. In order to maintain our listing, we must maintain certain share prices, financial and share distribution targets, including maintaining a minimum amount of shareholders’ equity and a minimum number of public shareholders. In addition to these objective standards, the NYSE American may delist the securities of any issuer if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE American inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with the NYSE American’s listing requirements; if an issuer’s common stock sells at what the NYSE American considers a “low selling price” (generally trading below $0.20 per share for an extended period of time); or if any other event occurs or any condition exists which makes continued listing on the NYSE American, in its opinion, inadvisable. On April 10, 2020, we received a deficiency letter from the NYSE American indicating that the we are not compliance with Section 1003(f)(v) of the NYSE American Company Guide, because our common shares have been selling for a low price per share for a substantial period time. If we fail to regain compliance with the NYSE American continued listing standards by October 10, 2020, the NYSE American will commence delisting proceedings.

If the NYSE American delists our common shares from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our common shares would qualify to be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;
•	reduced liquidity for our securities;
•	a determination that our common shares are a “penny stock” which will require brokers trading in our common shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our common shares are listed on the NYSE American, our common shares qualify as covered securities under such statute. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. If we were no longer listed on the NYSE American, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

If our common shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we are unable to maintain the listing of our common shares on the NYSE American or another national securities exchange and if the price of our common shares is less than $5.00, our common shares will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common shares, and therefore stockholders may have difficulty selling their shares.

There is no public market for the warrants being offered by us in this offering.

There is no established public trading market for the Series C warrants and the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Series C warrants or the pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Series C warrants and the pre-funded warrants will be limited.

Holders of the warrants offered hereby will have no rights as common shareholders with respect to the common shares underlying the warrants until such holders exercise their warrants and acquire our common shares, except as otherwise provided in the warrants.

Until holders of the Series C warrants and the pre-funded warrants acquire our common shares upon exercise thereof, such holders will have no rights with respect to the common shares underlying such warrants, except to the extent that holders of such warrants will have certain rights to participate in distributions or dividends paid on our common shares as set forth in the warrants. Upon exercise of the Series C warrants and the pre-funded warrants, the holders will be entitled to exercise the rights of a common shareholder only as to matters for which the record date occurs after the exercise date.

We believe that we will be a “passive foreign investment company,” or PFIC, for the current taxable year, which could subject certain U.S. investors to materially adverse U.S. federal income tax consequences.

We believe we were classified as a PFIC during our taxable year ended December 31, 2019, and based on current business plans and financial expectations, we believe we may be a PFIC for the current and future taxable years. If we are a PFIC for any year in which you hold common shares, Series C warrants or pre-funded warrants and you are a U.S. Holder (as defined below, in “Material United States Federal Income Tax Considerations”), then you generally will be required to treat any gain realized upon a disposition of such common shares, Series C warrants or pre-funded warrants, or any so-called “excess distribution” received on your common shares, as ordinary income, and to pay an interest charge on a portion of such gain or distribution. In certain circumstances, the sum of the tax and the interest charge may exceed the total amount of proceeds you realize on the disposition or the amount of the excess distribution you receive. Subject to certain limitations, these tax consequences may be mitigated if you make a timely and effective Qualified Electing Fund election, or QEF Election, or a mark-to-market election, or Mark-to-Market Election. Subject to certain limitations, such elections may be made with respect to our common shares. A U.S. Holder may not make a QEF Election or Mark-to-Market Election with respect to the Series C warrants, and is not expected to be able to make a Mark-to-Market Election with respect to the pre-funded warrants. If you are a U.S. Holder and make a timely and effective QEF Election, you generally must report on a current basis your share of our net capital gain and ordinary earnings for any year in which we are a PFIC, whether or not we distribute any amount to you, thus giving rise to so-called “phantom income” and to a potential tax liability. However, U.S. Holders should be aware that we do not intend to satisfy the record keeping requirements that apply to a “qualified electing fund,” or supply U.S. Holders with information that such U.S. Holders require to report under the QEF Election rules, in the event that we are a PFIC and a U.S. Holder wishes to make a QEF Election. Thus, if you are a U.S. Holder, you may not be able to make a QEF Election. If you are a U.S. Holder and make a timely and effective Mark-to-Market Election, you generally must include as ordinary income each year the excess of the fair market value of your common shares over your tax basis therein, thus also possibly giving rise to phantom income and a potential tax liability. Ordinary loss generally is recognized only to the extent of net mark-to-market gains previously included in income. This paragraph is qualified in its entirety by the discussion below under the heading “Material United States Federal Income Tax Considerations.” Each potential investor who is a U.S. taxpayer should consult its own tax advisors regarding the PFIC rules and the U.S. federal income tax consequences of the acquisition, ownership, and disposition of our common shares, Series C warrants and pre-funded warrants.

If the Internal Revenue Service determines that we are not a PFIC and you previously paid taxes pursuant to a QEF Election or a Mark-to-Market Election, you may pay more taxes than you legally owe.

If the Internal Revenue Service, or the IRS, makes a determination that we are not a PFIC and you previously paid taxes pursuant to a QEF Election or Mark-to-Market Election, then you may have paid more taxes than you legally owed due to such election. If you do not, or are unable to, file a refund claim before the expiration of the applicable statute of limitations, you will not be able to claim a refund for those taxes.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference herein and therein contain forward-looking statements, or forward-looking information, as defined under applicable Canadian securities laws (collectively, “forward-looking statements”). In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative or plural of these words and other comparable terminology. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•	the success, cost and timing of our research and development activities, validation studies and pivotal trials, including with respect to our lead product candidates, TRUFORMA™, ZM-017, ZM-022, ZM-020, ZM-007, ZM-012 ZM-006, and ZM-011;

•	our ability to obtain, and the requirements for, regulatory approval from the Food and Drug Administration’s Center for Veterinary Medicine and/or the USDA Center for Veterinary Biologics for our pharmaceutical and diagnostic product candidates, as applicable;

•	our ability to obtain funding for our operations;

•	the ability of our contract research organizations to appropriately conduct our safety studies and certain development activities;

•	the ability of our contract manufacturing organizations to manufacture and supply our product candidates in accordance with current Good Manufacturing Practices and our clinical needs;

•	our plans to develop and commercialize our product candidates;

•	the expected impact of the novel coronavirus pandemic on our operations, including the development and commercialization of our TRUFORMA™ platform and the five initial assays;

•	our ability to develop and commercialize product candidates that can compete effectively against the product candidates developed and commercialized by our competitors or the current standards of care (including human generic drugs);

•	the size and growth of the veterinary diagnostics and therapeutics markets;

•	our ability to obtain and maintain intellectual property protection for our current and future product candidates;

•	regulatory developments in the United States;

•	the loss of key scientific or management personnel;

•	our expectations regarding the period during which we will be an “emerging growth company” under the JOBS Act;

•	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; and

•	our status as a “passive foreign investment company” for U.S. federal income tax purposes.

These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 26, 2020, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 filed with the SEC on May 11, 2020 and other filings we make with the SEC from time to time.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $13.7 million, after deducting the placement agent fees and estimated offering expenses payable by us, assuming a combined public offering price of $0.269 per common share and related Series C warrant, the last reported sale price per share of our common shares on the NYSE American on May 12, 2020, and assuming the sale of all of the common shares and warrants offered hereby. We will receive additional proceeds of approximately $15.0 million if the Series C warrants are exercised in full for cash, if any. However, because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

A $0.05 increase or decrease in the assumed combined public offering price per common share and related Series C warrant would increase or decrease the net proceeds to us from this offering by approximately $2.6 million, assuming the number of shares, pre-funded warrants and warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the placement agent fees and estimated offering expenses payable by us. An increase or decrease of 2,000,000 in the number of common shares (or common shares underlying pre-funded warrants) and related Series C warrants offered by us, as set forth on the cover page of this prospectus, would increase or decrease the net proceeds to us from this offering by approximately $250,000, assuming no change in the assumed combined public offering price per common share and related Series C warrant after deducting the placement agent fees and estimated offering expenses payable by us.

We expect to use the net proceeds from this offering for the continued development of our TRUFORMA™ diagnostic platform, including making milestone payments, as they come due, under the applicable license and collaboration agreement, and other general corporate and working capital purposes. We have not determined the amount of net proceeds to be used specifically for any such purposes. As a result, management will retain broad discretion over the allocation of the net proceeds. Pending the uses described above, we intend to invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government.

DILUTION

If you purchase common shares in this offering, you will experience dilution to the extent of the difference between the assumed combined public offering price per common share and related Series C warrant in this offering and our pro forma as adjusted net tangible book value per share immediately after this offering assuming no sale of the pre-funded warrants in this offering, no value is attributed to the Series C warrants, and such warrants are accounted for and classified as equity. Net tangible book value (deficit) per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of outstanding common shares. As of March 31, 2020 our historical net tangible book value was approximately $1.5 million, or approximately $0.01 per share.

After giving effect to the April Offering and assuming no value is attributed to the Series B warrants issued in the April Offering and assuming such Series B warrants are accounted for an classified as equity, our pro forma tangible net book value as of March 31, 2020 would have been approximately $4.9 million, or approximately $0.03 per common share, an increase of approximately $0.02 per common share.

After giving effect to the assumed sale by us of 55,762,081 common shares and warrants to purchase up to 55,762,081 common shares in this offering at an assumed combined public offering price of $0.269 per common share and related Series C warrant, the last reported sale price per share of our common shares on the NYSE American on May 12, 2020, assuming no sale of any pre-funded warrants in this offering, no exercise of the Series C warrants, no value is attributed to the Series C warrants and such warrants are accounted for and classified as equity and after deducting the placement agent fees and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2020 would have been approximately $18.6 million, or approximately $0.085 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.055 per common share to existing shareholders and an immediate dilution of $0.184 per common share to new investors purchasing common shares and related Series C warrants in this offering. The following table illustrates this per share dilution:

Assumed combined public offering price per share and related Series C warrant		$0.269
Historical net tangible book value per share as of March 31, 2020	$0.01
Pro forma increase in net tangible book value per share attributable to the April Offering	0.02
Increase in pro forma net tangible book value per share after giving effect to this offering	0.055
Pro forma as adjusted net tangible book value per share after giving effect to this offering		$0.085
Dilution per share to new investors		$0.184

A $0.05 increase or decrease in the assumed combined public offering price per common share and related Series C warrant would result in an increase (decrease) in our pro forma as adjusted net tangible book value of approximately $2.6 million or approximately $0.01 per share, and would result in an increase (decrease) in the dilution to new investors of approximately $0.01 per share, assuming that the number of common shares and related Series C warrants sold by us remains the same, after deducting the placement agent fees and estimated offering expenses payable by us.

We may also increase or decrease the number of common shares and related Series C warrants we are offering from the assumed number of common shares and related Series C warrants set forth above. An increase (decrease) of 2,000,000 in the assumed number of common shares and related Series C warrants sold by us in this offering would result in an increase (decrease) in our pro forma as adjusted net tangible book value of approximately $250,000 or approximately $0.001 per share, and would result in a decrease (increase) in the dilution to new investors of approximately $0.001 per share, assuming that the assumed combined public offering price per common share and related Series C warrant remains the same, after deducting the placement agent fees and estimated offering expenses payable by us.

The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares and related Series C warrants sold in this offering and other terms of this offering determined at pricing.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding options or warrants having a per share exercise price less than the per share offering price to the public in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The table and discussion above are based on 128,871,732 common shares outstanding as of March 31, 2020 and excludes as of such date the following:

•	11,991,265 common shares issuable upon the exercise of outstanding options with a weighted average exercise price of approximately $0.82 per share;

•	21,875,001 common shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of approximately $0.20 per share;

•	55,762,081 common shares issuable upon the exercise of the Series C warrants offered hereby;

•	895,908 common shares available for future issuance under our equity incentive plan; and

•	common shares issuable upon the exercise of warrants to be issued to the placement agent as compensation in connections with this offering, as described in “Plan of Distribution.”

MARKET PRICE OF OUR COMMON SHARES AND RELATED SHAREHOLDER MATTERS

Our common shares are listed on the NYSE American under the symbol “ZOM.” On May 12, 2020, the last reported sale price of our common shares on the NYSE American was $0.269 per share.

Holders

As of May 15, 2020, we had approximately 200 record holders of our common shares. The number of record holders is based on the actual number of holders registered on the books of our transfer agent and does not reflect holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security position listings maintained by depository trust companies.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

Capital Shares

For a description of our capital shares, please see the Description of Securities included as Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 26, 2020, which is incorporated by reference herein. See “Where You Can Find More Information.”

Pre-Funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Exercise Price and Duration. Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.0001. The pre-funded warrants will be immediately exercisable and will not expire prior to exercise. The exercise price and number of common shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common shares.

Exercisability; Cashless Exercise. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice. The pre-funded warrants will be exercisable only on a “cashless exercise” basis under which the holder will receive upon such exercise a net number of common shares determined according to a formula set forth in the pre-funded warrants.

Exercise Limitation. A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding common shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common shares.

Transferability. Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Fractional Shares. No fractional common shares will be issued upon the exercise of the pre-funded warrants. Rather, the number of common shares to be issued will be rounded up to the nearest whole number.

Trading Market. There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Fundamental Transactions. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Right as a Shareholder. Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of our common shares, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common shares with respect to the common shares underlying the pre-funded warrants, including any voting rights, until they exercise their pre-funded warrants. The pre-funded warrants will provide that holders have the right to participate in distributions or dividends paid on our common shares.

Amendment and Waiver. A pre-funded warrant may be modified or amended or the provisions thereof waived with the written consent of our company and the holder of the pre-funded warrant.

Certain Representations. By accepting the pre-funded warrants, the holders thereof will be deemed to make certain representations with respect to Canadian securities law matters. See “Plan of Distribution.”

Warrants

The following summary of certain terms and provisions of the Series C warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Series C warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.

Exercise Price and Duration. The Series C warrants will have an exercise price equal to 100% of the combined public offering price per common share and related Series C warrant. The Series C warrants are exercisable immediately upon issuance, and at any time thereafter up to the fifth anniversary of the issuance date. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Exercisability.  The Series C warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the Series C warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise.

Cashless Exercise. If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the common shares underlying the Series C warrants, then the Series C warrants may also be exercised, in whole or in part, at such time by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or 9.99% upon the request of the holder) of the number of common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series C warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Transferability. Subject to applicable laws, the Series C warrants may be offered for sale, sold, transferred or assigned without our consent.

Fractional Shares. No fractional common shares will be issued upon the exercise of the  warrants. Rather, the number of common shares to be issued will be rounded to the nearest whole number.

Trading Market. There is no established public trading market for the Series C warrants being issued in this offering, and we do not expect a market to develop. We do not intend to apply for listing of the Series C warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series C warrants will be limited.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Series C warrants with the same effect as if such successor entity had been named in the warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the warrant following such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder will have the right to require us to repurchase its warrant at its fair value using the Black Scholes option pricing formula; provided, however, that, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the warrant, that is being offered and paid to the holders of our common shares in connection with the fundamental transaction.

Rights as a Shareholder. Except as otherwise provided in the Series C warrants or by virtue of such holder’s ownership of our common shares, the holder of a Series C warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the warrant.

Amendment and Waiver. The Series C warrants may be modified or amended or the provisions thereof waived with the written consent of our company and the holders of at least a majority of the common shares issuable upon the exercise of the then-outstanding warrants (determined without giving effect to the exercise limitation provisions of the Series C warrants); provided such modification, amendment or waiver applies to all of the then-outstanding warrants.

Certain Representations. By accepting the Series C warrants, the holders thereof will be deemed to make certain representations with respect to Canadian securities law matters. See “Plan of Distribution.”

Other Warrants

As of March 31, 2020, we had 21,875,001 common shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of approximately $0.20 per share.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) of acquiring, owning, and disposing of our common shares, Series C warrants and pre-funded warrants.

Scope of this Summary

Tax Consequences Not Addressed

This summary does not address all potential U.S. federal income tax considerations that may be relevant to a particular U.S. Holder. In addition, this summary does not take into account the individual facts and circumstances that may affect the U.S. federal income tax consequences to a particular U.S. Holder, including specific tax consequences under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address any U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, or non-U.S. tax considerations. Except as specifically set forth below, this summary does not discuss tax reporting requirements that may be applicable to any particular U.S. Holder. Each prospective U.S. Holder should consult its own tax advisors regarding the tax consequences of acquiring, owning, and disposing of our common shares, Series C warrants and pre-funded warrants acquired pursuant to this prospectus.

Authorities

This summary is based upon the provisions of the Code, the Treasury Regulations (whether final, temporary, or proposed) promulgated thereunder, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and administrative rulings and judicial decisions interpreting the Code and the Treasury Regulations, all as currently in effect, and all subject to differing interpretations or change, possibly on a retroactive basis. We have not sought, and will not seek, a ruling from the IRS regarding any matter discussed herein, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position that is different from, and contrary to, the positions taken in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of common shares, Series C warrants and pre-funded warrants acquired pursuant to this prospectus that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States (as determined under U.S. federal income tax rules);

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Certain U.S. Holders Not Addressed

This summary does not address the U.S. federal income tax considerations applicable U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders that:

•	are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•	are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies;

•	are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method;

•	have a “functional currency” other than the U.S. dollar;

•	own common shares, Series C warrants or pre-funded warrants as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position;

•	acquired common shares, Series C warrants or pre-funded warrants in connection with the exercise of employee stock options or otherwise as compensation for services;

•	hold common shares, Series C warrants or pre-funded warrants other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes);

•	own, have owned, or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or total value of our outstanding shares;

•	are subject to special tax accounting rules with respect to our common shares, Series C warrants or pre-funded warrants;

•	are partnerships or other “pass through” entities for U.S. federal income tax purposes (or investors in such partnerships or entities);

•	are U.S. expatriates or former long-term residents of the United States; or

•	are subject to taxing jurisdictions other than, or in addition to, the United States.

U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal income, U.S. net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences of acquiring, owning, and disposing of our common shares, Series C warrants and pre-funded warrants.

Income Tax Treatment of Pre-funded Warrants

Although it is not entirely free from doubt, a pre-funded warrant should be treated as a share of our common stock for U.S. federal income tax purposes and a U.S. Holder of pre-funded warrants should generally be taxed in the same manner as a U.S. Holder of common stock, as described below. U.S. Holders are urged to consult their own tax advisors regarding the risks associated with the acquisition of pre-funded warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes and the discussion below, to the extent it pertains to common shares, is generally intended to also pertain to pre-funded warrants.

The following summary is not a substitute for careful tax planning and advice. U.S. Holders of common shares, Series C warrants and pre-funded warrants are urged to consult their own tax advisors concerning the U.S. federal income tax consequences of the issues discussed herein, in light of their particular circumstances, as well as any considerations arising under the laws of any foreign, state, local, or other taxing jurisdiction.

U.S. Federal Income Tax Consequences of the Acquisition of Common Shares and Warrants

The combined public offering price will be allocated between the common shares (or pre-funded warrants, as applicable) and the Series C warrants in proportion to the relative fair market values of each at the time of purchase by the U.S. Holder. This allocation of the combined public offering price will establish a U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the common shares (or pre-funded warrants, as applicable) and Series C warrants.

A U.S. Holder’s allocation of the purchase price between the common shares (or pre-funded warrants, as applicable) and the Series C warrants is not binding on the IRS or the courts, and no assurance can be given that the IRS or the courts will agree with a U.S. Holder’s allocation. Each U.S. Holder should consult its own tax advisor regarding the allocation of the offering price.

PFIC Status and Related Tax Consequences

Status as a PFIC

 We believe we were classified as a PFIC during our taxable year ended December 31, 2019, and based on current business plans and financial expectations, we believe we will continue to be a PFIC for the current and future taxable years. As a result, certain potentially adverse rules may affect the U.S. federal income tax consequences to a U.S. Holder of acquiring, owning, and disposing of our common shares, Series C warrants and pre-funded warrants. No opinion of legal counsel or ruling from the IRS concerning our status as a PFIC has been obtained or is currently planned to be requested. The determination of whether any corporation was, or will be, a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any taxable year depends on the assets and income of such corporation calculated on an annual basis and, as a result, cannot be predicted with certainty as of the date of this prospectus. Each U.S. Holder should consult its own tax advisors regarding our PFIC status.

A foreign corporation generally will be classified as a PFIC under Section 1297 of the Code in any taxable year in which either of the following tests is met:

•	at least 75% of its gross income is “passive income,” or the PFIC Income Test; or

•	at least 50% of the gross value of its assets is attributable to assets that produce, or are held for the production of, passive income, based on the quarterly average of the fair market value of such assets, or the PFIC Asset Test.

For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets and gains from commodities and securities transactions. Passive assets include cash and liquid securities, even if used as working capital.

If we are a PFIC for any taxable year during which a U.S. Holder owns common shares, Series C warrants or pre-funded warrants, such U.S. Holder will be subject to different taxation rules with respect to an investment in our common shares, Series C warrants and pre-funded warrants depending on whether such U.S. Holder makes an election to treat us as a “qualified electing fund” under Section 1295 of the Code, or a QEF Election, or makes a mark-to-market election under Section 1296 of the Code, or a Mark-to-Market Election. A U.S. Holder that does not make either election is referred to in this summary as a “Non-Electing U.S. Holder.”

Default PFIC Rules

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code. Pursuant to these rules, distributions are divided into two categories, “excess distributions” and others. An excess distribution is the amount received in a taxable year that exceeds 125% of the average annual distributions paid on our common shares (or pre-funded warrants, to the extent applicable) in the three preceding taxable years. Any gain realized on the sale, exchange or other disposition of our common shares, Series C warrants or pre-funded warrants is also considered an excess distribution. Under these rules:

•	the excess distribution is allocated ratably over the holding period (on a daily basis) for the common shares, Series C warrants or pre-funded warrants;

•	the amount allocated to prior taxable years is subject to tax at the highest rate of tax applicable to ordinary income in each such year;

•	an interest charge for the deemed tax deferral is imposed with respect to the resulting tax attributable to each such prior taxable year (a taxpayer that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible); and

•	the amount allocated to the current taxable year is taxed as ordinary income and would not be “qualified dividend income” or long-term capital gain (see “U.S. Federal Income Tax Consequences of the Ownership and Disposition of Common Shares and Warrants - Sale or Other Taxable Disposition of Common Shares or Pre-funded Warrants” below).

To the extent a distribution on our common shares (or pre-funded warrants, to the extent applicable) does not constitute an excess distribution to a Non-Electing U.S. Holder, such Non-Electing U.S. Holder generally will be required to include the amount of such distribution in gross income as a dividend to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that are not allocated to excess distributions, and will not be eligible for the reduced rates applicable to “qualified dividend income” with respect to such distribution.

Under proposed Treasury Regulations, if a U.S. Holder has an option, warrant, or other right to acquire stock of a PFIC (such as the Series C warrants being offered pursuant to this prospectus), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code. Under rules described below, the holding period for the common share acquired upon exercise of a Series C warrant will begin on the date a U.S. Holder acquires the warrant. This will impact the availability of the QEF Election and Mark-to-Market Election with respect to the common shares acquired upon exercise of the Series C warrants. Thus, a U.S. Holder will have to account for common shares acquired in this offering, common shares acquired upon exercise of the pre-funded warrants and common shares acquired upon exercise of the Series C warrants under the PFIC rules and the applicable elections differently.

Although a determination as to our PFIC status will be made annually, an initial determination that we are a PFIC will generally apply for subsequent years to a Non-Electing U.S. Holder who held common shares, Series C warrants or pre-funded warrants while we are a PFIC, whether or not we meet the PFIC Income Test or PFIC Asset Test in those subsequent years. Non-Electing U.S. Holders are encouraged to consult their tax advisors regarding the application of the PFIC rules to their specific situation.

QEF Election

A U.S. Holder that makes a timely and effective QEF Election with respect to our common shares or pre-funded warrants acquired pursuant to this offering, referred to in this disclosure as an “Electing U.S. Holder,” will not be subject to the default PFIC tax, or Section 1291, and interest charge rules discussed above with respect to such shares or pre-funded warrants. Instead, an Electing U.S. Holder must include in income such shareholder’s pro rata share of our ordinary earnings and net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing U.S. Holder. The amount so included in income generally will be treated as ordinary income to the extent of such Electing U.S. Holder’s allocable share of the PFIC’s ordinary earnings and as long-term capital gain to the extent of such Electing U.S. Holder’s allocable share of the PFIC’s net capital gains. No portion of any such inclusion of ordinary earnings will be eligible to be treated as “qualified dividend income.” If an Electing U.S. Holder is an individual, any such net capital gain inclusions would be eligible for taxation at the preferential capital gain tax rates. Such income inclusions generally will be treated as income from sources outside the United States for foreign tax credit purposes.

An Electing U.S. Holder will be subject to U.S. federal income tax on such income inclusions for each taxable year in which we are a PFIC, regardless of whether such amounts are actually distributed to such Electing U.S. Holder. However, an Electing U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If an Electing U.S. Holder is not a corporation, any such interest will be treated as non-deductible “personal interest.”

Any net operating loss or net capital loss of a PFIC will not pass through to the Electing U.S. Holder and will not offset any ordinary earnings or net capital gain of a PFIC recognized by the Electing U.S. Holder in subsequent years (although such losses would ultimately reduce the gain, or increase the loss, recognized by the Electing U.S. Holder on its disposition of the common shares or pre-funded warrants).

An Electing U.S. Holder generally (i) may receive a tax-free distribution from us to the extent that such distribution represents our earnings and profits that were previously included in income by the Electing U.S. Holder because of such QEF Election and (ii) will adjust such Electing U.S. Holder’s tax basis in the common shares or pre-funded warrants to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, an Electing U.S. Holder generally will recognize capital gain or loss on the sale, exchange, or other taxable disposition of common shares or pre-funded warrants.

If a U.S. Holder does not make a timely and effective QEF Election for the first year in the U.S. Holder’s holding period for the common shares or pre-funded warrants, the U.S. Holder may still be able to make a timely and effective QEF Election in a subsequent year if such U.S. Holder meets certain requirements and makes a “purging election” pursuant to Section 1291(d) of the Code recognizing gain as if its common shares or pre-funded warrants were sold for their fair market value on the day the QEF Election is effective (which will be taxed under the default rules of Section 1291 of the Code discussed above). If a U.S. Holder makes a QEF Election but does not make a “purging election,” then such U.S. Holder shall not be subject to the QEF Election rules and shall continue to be subject to tax under the rules of Section 1291 discussed above with respect to its common shares or pre-funded warrants. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the subsidiary PFIC for the QEF rules to apply to both PFICs.

A QEF Election will apply to the taxable year for which such QEF Election is timely made and to all subsequent taxable years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent taxable year we cease to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those taxable years in which we are not a PFIC. Accordingly, if we become a PFIC in another subsequent taxable year, the QEF Election will be effective and the Electing U.S. Holder will be subject to the QEF rules described above during any subsequent taxable year in which the Company qualifies as a PFIC.

As discussed above, under proposed Treasury Regulations, if a U.S. Holder has an option, warrant, or other right to acquire stock of a PFIC (such as the Series C warrants being offered pursuant to this prospectus), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code. However, a U.S. Holder of an option, warrant or right to acquire stock of a PFIC may not make a QEF Election that will apply to the option, warrant or other right to acquire PFIC stock. In addition, under proposed Treasury Regulations, if a U.S. Holder holds an option, warrant or other right to acquire stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired on exercise of such option, warrant or other right will include the period that the option, warrant or other right was held.

Consequently, under the proposed Treasury Regulations, if a U.S. Holder of common shares or pre-funded warrants acquired pursuant to this offering makes a QEF Election, such election generally will not be treated as a timely QEF Election with respect to common shares acquired upon exercise of the Series C warrants and the rules of Section 1291 of the Code discussed above will continue to apply with respect to such shares. However, a U.S. Holder of such common shares should be eligible to make a timely QEF Election if such U.S. Holder meets certain requirements and makes the “purging election” discussed above, electing in the year in which such shares are received to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such shares were sold for fair market value on the date such U.S. Holder acquired them by exercising the corresponding Series C warrants. In addition, gain recognized on the sale or other taxable disposition (other than by exercise) of the Series C warrants by a U.S. Holder will be subject to the rules of Section 1291 of the Code discussed above. Each U.S. Holder should consult its own tax advisor regarding the application of the PFIC rules to the Series C warrants.

A U.S. Holder may make a timely QEF Election with respect to its ownership of our common shares or pre-funded warrants by filing one copy of IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed United States federal income tax return for the first year in which it holds our common shares or pre-funded warrants. However, U.S. Holders should be aware that we do not intend to satisfy the record keeping requirements that apply to a “qualified electing fund,” or supply U.S. Holders with information that such U.S. Holders require to report under the QEF Election rules, in the event that we are a PFIC and a U.S. Holder wishes to make a QEF Election. Thus, if you are a U.S. Holder, you may not be able to make a QEF Election.

Mark-to-Market Election

Alternatively, if our common shares are “marketable stock,” a U.S. Holder generally would be permitted to make a Mark-to-Market Election. Generally, stock will be considered “marketable stock” if it is “regularly traded” on a “qualified exchange” within the meaning of applicable Treasury Regulations. A class of stock is “regularly traded” on an exchange during any calendar year in which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. A “qualified exchange” includes: (i) a national securities exchange that is registered with the Securities and Exchange Commission, (ii) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (iii) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (a) such foreign exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (b) the rules of such foreign exchange effectively promote active trading of listed stocks. A Mark-to-Market Election will be unavailable with respect to our Series C warrants and is not expected to be available with respect to the pre-funded warrants, which are not likely to be treated as regularly traded on a qualified exchange.

A U.S. Holder that makes a Mark-to-Market Election with respect to common shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such shares. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first taxable year of such U.S. Holder’s holding period for the common shares for which we are a PFIC and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the common shares.

If a Mark-to-Market Election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such U.S. Holder’s adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the Mark-to-Market Election. A U.S. Holder’s tax basis in the common shares would be adjusted to reflect the amount included in gross income or allowed as a deduction because of the Mark-to-Market Election. Gain realized on the sale, exchange, or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange, or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations (see “U.S. Federal Income Tax Consequences of the Ownership and Disposition of Common Shares and Warrants - Sale or Other Taxable Disposition of Common Shares or Pre-funded Warrants” below). Amounts treated as ordinary income are not eligible for the preferential tax rates applicable to “qualified dividend income” or long-term capital gains.

A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed United States federal income tax return. A Mark-to-Market Election applies to the taxable year in which such Mark-to-Market Election is made and to each subsequent taxable year, unless the common shares cease to be marketable stock or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of common shares, Series C warrants and pre-funded warrants that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which common shares, Series C warrants or pre-funded warrants are transferred.

If finalized in their current form, the proposed Treasury Regulations applicable to PFICs would be effective for transactions occurring on or after April 1, 1992. Because the proposed Treasury Regulations have not yet been adopted in final form, they are not currently effective, and there is no assurance that they will be adopted in the form and with the effective date proposed. Nevertheless, the IRS has announced that, in the absence of final Treasury Regulations, taxpayers may apply reasonable interpretations of the Code provisions applicable to PFICs and that it considers the rules set forth in the proposed Treasury Regulations to be reasonable interpretations of those Code provisions. The PFIC rules are complex, and the implementation of certain aspects of the PFIC rules requires the issuance of Treasury Regulations which in many instances have not been promulgated and which, when promulgated, may have retroactive effect. U.S. Holders should consult their own tax advisors about the potential applicability of the proposed Treasury Regulations.

Certain additional adverse rules may apply with respect to a U.S. Holder if we are a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses our common shares, Series C warrants or pre-funded warrants as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such common shares, Series C warrants or pre-funded warrants.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution by a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with their own tax advisor regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

Lastly, if we are not treated as a PFIC, and you paid taxes as if we were a PFIC, then you may be able to claim a refund for taxes you paid in excess of the taxes you actually owed. If you do not timely make such a refund claim, then your refund will be disallowed and you will bear more taxes than you actually owe.

The rules dealing with PFICs and with the QEF and Mark-to-Market Election are very complex and are affected by various factors in addition to those described above. Prospective investors should consult their own tax advisors regarding the application of the PFIC rules to our common shares, Series C warrants and pre-funded warrants.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Common Shares and Warrants

The following discussion describes the general rules applicable to the ownership and disposition of the common shares, Series C warrants and pre-funded warrants but is subject in its entirety to the special rules described above under the heading “PFIC Status and Related Tax Consequences.”

Distributions

The gross amount of any distribution (including amounts, if any, withheld in respect of Canadian withholding tax) actually or constructively received by a U.S. Holder with respect to our common shares or pre-funded warrants will be taxable to the U.S. Holder as a dividend to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions to a U.S. Holder in excess of earnings and profits will be treated first as a return of capital that reduces a U.S. Holder’s tax basis in such common shares or pre-funded warrants (thereby increasing the amount of gain or decreasing the amount of loss that a U.S. Holder would recognize on a subsequent disposition of our common shares or pre-funded warrants), and then as gain from the sale or exchange of such common shares or pre-funded warrants (see “Sale or Other Taxable Disposition of Common Shares or Pre-funded Warrants”). The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution. In the event we make distributions to holders of common shares or pre-funded warrants, we may or may not calculate our earnings and profits under U.S. federal income tax principles. If we do not do so, any distribution may be required to be regarded as a dividend, even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain. The amount of the dividend will generally be treated as foreign-source dividend income to U.S. Holders.

To the extent that we are a “qualified foreign corporation,” the common shares or pre-funded warrants on which the dividend is paid are held for a minimum holding period, and other requirements are satisfied, non-corporate U.S. Holders, including individuals, may be eligible for the preferential U.S. federal rate on “qualified dividend income.” A “qualified foreign corporation” includes a foreign corporation that is not a PFIC in the year of the distribution or in the prior taxable year and that is eligible for the benefits of an income tax treaty with the United States that contains an exchange of information provision and has been determined by the United States Treasury Department to be satisfactory for purposes of the legislation (such as the Canada-U.S. Tax Convention).

Distributions to U.S. Holders generally will not be eligible for the “dividends received deduction” generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

Sale or Other Taxable Disposition of Common Shares or Pre-funded Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a common shares or pre-funded warrants in an amount equal to the difference, if any, between the amount of cash plus the fair market value of any property received and such U.S. Holder’s tax basis in the securities sold or otherwise disposed of. If the U.S. Holder receives Canadian dollars in the transaction, the amount realized will be the U.S. dollar value of the Canadian dollars received, which is determined for cash basis taxpayers on the settlement date for the transaction and for accrual basis taxpayers on the trade date (although accrual basis taxpayers can also elect the settlement date). Subject to the PFIC rules discussed above, gain or loss recognized on such sale or other taxable disposition generally will be a capital gain or loss, which will be long-term capital gain or loss if the security is held for more than one year.

Preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a corporate U.S. Holder. Deductions for capital losses are subject to significant limitations under the Code. The gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

Sale or Other Disposition, Exercise or Expiration of Series C Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of Series C warrants in an amount equal to the difference, if any, between the amount of cash plus the fair market value of any property received and such U.S. Holder’s tax basis in the Series C warrants sold or otherwise disposed of, in each case as determined in U.S. dollars. Subject to the PFIC rules discussed above, gain or loss recognized on such sale or other taxable disposition generally will be a capital gain or loss, which will be long-term capital gain or loss if the Series C warrant is held for more than one year. The gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. Deductions for capital losses are subject to complex limitations under the Code.

A U.S. Holder should not recognize gain or loss on the exercise of Series C warrants and related receipt of common shares (unless cash is received in lieu of the issuance of a fractional common share). A U.S. Holder’s initial tax basis in the common share received on the exercise of a Series C warrant should be equal to the sum of (i) such U.S. Holder’s initial tax basis in such warrant plus (ii) the exercise price paid by such U.S. Holder on the exercise of such warrant. If, as anticipated, we are a PFIC, pursuant to proposed Treasury Regulations a U.S. Holder’s holding period for the common share received will begin on the date on which such U.S. holder acquired its Series C warrant.

In certain limited circumstances, a U.S. Holder may be permitted to undertake a cashless exercise of Series C warrants into common shares. The U.S. federal income tax treatment of a cashless exercise of warrants into common shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Series C warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of warrants

Upon the lapse or expiration of a Series C warrant, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Series C warrants are held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Series C Warrants and Pre-funded Warrants

Under Section 305 of the Code, an adjustment to the number of common shares that will be issued on the exercise of the Series C warrants or pre-funded warrants, or an adjustment to the exercise price of the Series C warrants or pre-funded warrants, may be treated as a constructive distribution to a U.S. Holder of the Series C warrants or pre-funded warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our earnings and profits or our assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or property to the shareholders). Adjustments to the exercise price of the Series C warrants or pre-funded warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Series C warrants or pre-funded warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property (see more detailed discussion of the rules applicable to distributions we make at “Distributions” above).

Exercise of Pre-funded Warrants

Under current law, (i) a U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a pre-funded warrant, (ii) a U.S. Holder’s basis in a share of common stock received upon exercise will be equal to the sum of (a) the U.S. Holder’s basis in the pre-funded warrant and (b) the exercise price of the pre-funded warrant, and (iii) a U.S. Holder’s holding period in the common shares received upon exercise will include the holding period in the pre-funded warrants exchanged therefor. However, the tax consequences of a cashless exercise of a pre-funded warrant is unclear and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. In addition, under a proposed Treasury Regulation (which is proposed to have retroactive effect), a U.S. Holder would recognize gain if the pre-funded warrant was treated as stock of a PFIC with respect to a U.S. Holder at the time of the exercise of the pre-funded warrants and the stock received upon the exercise was not treated as stock of a PFIC for the taxable year in which the exercise occurs. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of an exercise of the pre-funded warrants, including with respect to whether the exercise is a taxable event, and their holding period and tax basis in the common shares received.

Additional Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange, or other taxable disposition of common shares, Series C warrants or pre-funded warrants, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S.-source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares or pre-funded warrants (or with respect to any constructive dividend on the Series C warrants or pre-funded warrants) generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all creditable foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s foreign- source taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign-source” or “U.S.-source.” Generally, dividends paid by a foreign corporation (including constructive dividends) should be treated as foreign-source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S.-source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Information Reporting and Backup Withholding

Under U.S. federal income tax law, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, certain U.S. Holders who hold certain “specified foreign financial assets” that exceed certain thresholds are required to report information relating to such assets. The definition of “specified foreign financial assets” generally includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person, and any interest in a foreign entity. U.S. Holders may be subject to these reporting requirements unless their common shares, Series C warrants and pre-funded warrants are held in an account at certain financial institutions. Significant penalties may apply for failure to satisfy applicable reporting obligations.

Distributions paid with respect to common shares and pre-funded warrants and proceeds from a sale, exchange, or redemption of common shares, Series C warrants and pre-funded warrants made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting to the IRS and possible U.S. backup withholding (at a rate of 24%). Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct U.S. taxpayer identification number and makes any other required certification on IRS Form W-9 or that is a corporation or other entity that is otherwise exempt from backup withholding. Each U.S. Holder should consult its own tax advisors regarding the application of the U.S. information reporting and backup withholding rules. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. U.S. Holders should consult with their own tax advisors regarding their reporting obligations, if any, as a result of their acquisition, ownership, or disposition of our common shares, Series C warrants and pre-funded warrants.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSEQUENCES

The following summarizes the principal Canadian federal income tax consequences applicable to the holding and disposition of common shares (including a common share issued on the exercise of a Series C warrant or a pre-funded warrant) and pre-funded warrants by a holder who is not, and is not deemed to be, a resident of Canada for the purposes of the Income Tax Act (Canada) (the "Tax Act"), and who holds such common shares, Series C warrants or pre-funded warrants solely as capital property and does not use or hold, and is not deemed to use or hold, the common shares, Series C warrants or pre-funded warrants in connection with carrying on a business in Canada, referred to in this summary as a "U.S. Holder". This summary is not applicable to a U.S. Holder that is an insurer carrying on an insurance business in Canada and elsewhere This summary is based on the current provisions of the Tax Act, the regulations thereunder, all amendments thereto publicly proposed by the government of Canada, the published administrative practices of the Canada Revenue Agency, and the current provisions of the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"). Except as otherwise expressly provided, this summary does not take into account any provincial, territorial or foreign (including without limitation, any United States) tax law or treaty. It has been assumed that all currently proposed amendments will be enacted substantially as proposed and that there is no other relevant change in any governing law or practice, although no assurance can be given in these respects.

Each U.S. Holder is advised to obtain tax and legal advice applicable to such U.S. Holder’s particular circumstances.

Allocation of Cost for Common Shares and Series C Warrants

A U.S. Holder who acquires common shares and Series C warrants pursuant to this Offering will be required to allocate the price paid for a common share and warrant on a reasonable basis between the common share and the Series C warrant in order to determine their respective costs to such U.S. Holder for the purposes of the Tax Act.

For our purposes, we intend to allocate $      to each common share and $      to each Series C warrant that is being sold in combination with a common share for $0.269, and believe that such allocation is reasonable. The Company's allocation, however, is not binding on the Canada Revenue Agency or on a U.S. Holder.

No gain or loss will be realized by a U.S. Holder of a Series C warrant upon the exercise of such Series C warrant. When a Series C warrant is exercised, the U.S. Holder’s cost of the common share acquired thereby will be equal to the adjusted cost base of the Series C warrant to such U.S. Holder, plus the amount paid on the exercise of the Series C warrant.

The adjusted cost base to a U.S. Holder of each common share (including a common share acquired on the exercise of a Series C warrant) acquired pursuant to this Offering will be determined by averaging the cost of such common share with the adjusted cost base to such U.S. Holder of all other common shares (if any) held by the U.S. Holder as capital property immediately prior to the acquisition.

Allocation of Cost for Pre-Funded Warrants and Series C Warrants

A U.S. Holder who acquires pre-funded warrants and Series C warrants pursuant to this Offering will be required to allocate the price paid for a pre-funded warrant and Series C warrant on a reasonable basis between the pre-funded warrant and the Series C warrant in order to determine their respective costs to such U.S. Holder for the purposes of the Tax Act.

For our purposes, we intend to allocate $      to each pre-funded warrant and $      to each Series C warrant that is being sold in combination with a pre-funded warrant for $0.2689 and believe that such allocation is reasonable. The Company's allocation, however, is not binding on the Canada Revenue Agency or on a U.S. Holder.

No gain or loss will be realized by a U.S. Holder of a pre-funded warrant upon the exercise of such pre-funded warrant. When a pre-funded warrant is exercised, the U.S. Holder’s cost of the common share acquired thereby will be equal to the adjusted cost base of the pre-funded warrant to such U.S. Holder, plus the amount paid on the exercise of the pre funded warrant.

The adjusted cost base to a U.S. Holder of each common share acquired on the exercise of a pre-funded warrant acquired pursuant to this Offering will be determined by averaging the cost of such common share with the adjusted cost base to such U.S. Holder of all other common shares (if any) held by the U.S. Holder as capital property immediately prior to the acquisition.

For the income tax consequences of the exercise of a Series C warrant, see “Allocation of Cost for Common Shares and Series C Warrants” above.

Dividends

Every U.S. Holder is liable to pay a Canadian withholding tax on every dividend that is or is deemed to be paid or credited to the U.S. Holder on the U.S. Holder’s common shares. The statutory rate of withholding tax is 25% of the gross amount of the dividend paid. The Canada-U.S. Tax Convention reduces the statutory rate with respect to dividends paid to a U.S. Holder, if that U.S. Holder is eligible for benefits under the Canada-U.S. Tax Convention. Where applicable, the general rate of withholding tax under the Canada-U.S. Tax Convention is 15% of the gross amount of the dividend, but if the U.S. Holder is a company that owns at least 10% of the voting stock of the Company and beneficially owns the dividend, the rate of withholding tax is 5% for dividends paid or credited to such corporate U.S. Holder. The Company is required to withhold the applicable tax from the dividend payable to the U.S. Holder, and to remit the tax to the Receiver General of Canada for the account of the U. S. Holder.

Disposition of Common Shares, Series C Warrants or Pre-Funded Warrants

A U.S. Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of a common share (including a common share issued on the exercise of a Series C warrant or a pre-funded warrant), Series C warrant or pre-funded warrant unless such securities constitute "taxable Canadian property" of the U.S. Holder for purposes of the Tax Act and the gain is not exempt from tax pursuant to the terms of the Canada-U.S. Tax Convention.

Provided that the common shares are listed on a "designated stock exchange" for purposes of the Tax Act (which currently includes the NYSE American) at the time of disposition, the common shares, Series C warrants and pre-funded warrants generally will not constitute "taxable Canadian property" of a U.S. Holder, unless at any time during the 60 month period immediately preceding the disposition: (i) the U.S. Holder, persons with whom the U.S. Holder did not deal at "arm’s length" for the purposes of the Tax Act, partnerships in which the U.S. Holder or a person with whom the U.S. Holder did not deal at “arm’s length” for the purposes of the Tax Act holds a membership interest directly or indirectly through one or more partnerships, or the U.S. Holder together with all such persons, owned 25% or more of the issued shares of any class of the Company and; (ii) more than 50% of the fair market value of the common shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, "Canadian resource properties" (as defined in the Tax Act), "timber resource properties" (as defined in the Tax Act), or options in respect of, or interests in, or for civil law rights in, such property whether or not such property exists. Notwithstanding the foregoing, the common shares may otherwise in certain circumstances be deemed to be taxable Canadian property to a U.S. Holder for the purposes of the Tax Act

Even if a common share, Series C warrant or pre-funded warrant is considered to be "taxable Canadian property" to a U.S. Holder, the U.S. Holder may be exempt from tax under the Tax Act if such securities are "treaty-protected property" for the purposes of the Tax Act. Common shares, Series C warrants or pre-funded warrants owned by a U.S. Holder will generally be "treaty-protected property" if the gain from the disposition of such securities would, because of the Canada-U.S. Tax Convention, be exempt from tax under Part I of the Tax Act.

U.S. Holders who may hold common shares, Series C warrants or pre-funded warrants as "taxable Canadian property" should consult their own tax advisors.

PLAN OF DISTRIBUTION

Pursuant to an engagement letter dated as of May 13, 2020, and a separate placement agent agreement dated the date of this prospectus, we have retained H.C. Wainwright & Co., LLC, or Wainwright, to act as our exclusive placement agent in connection with this offering. Under the terms of the agreements with Wainwright, Wainwright is not purchasing the securities offered by us in this offering, and is not required to sell any specific number or dollar amount of securities, but will assist us in this offering on a reasonable best efforts basis. The terms of this offering are subject to market conditions and negotiations between us, Wainwright and prospective investors. Wainwright will have no authority to bind us by virtue of our agreements with them. Wainwright may engage sub-agents or selected dealers to assist with this offering. We may not sell the entire amount of our common shares, pre-funded warrants and warrants offered pursuant to this prospectus.

We will enter into a securities purchase agreement directly with certain institutional investors, at the investors’ option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement will rely solely on this prospectus in connection with the purchase of our securities in this offering. The form of securities purchase agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

We will deliver the common shares being issued to the investors electronically and will mail such investors physical warrant certificates for the Series C warrants and pre-funded warrants, if any, sold in this offering, upon receipt of investor funds for the purchase of the common shares, pre-funded warrants, if any, and warrants offered pursuant to this prospectus. We expect to deliver the common shares, pre-funded warrants, if any, and warrants to investors on or about May , 2020, subject to satisfaction of certain customary closing conditions.

Commissions and Expenses

We have agreed to pay Wainwright a cash fee equal to 7.25% of the gross proceeds received from investors purchasing our securities in the offering. We will also pay Wainwright $25,000 for non-accountable expenses, up to $62,500 for fees and expenses of legal counsel and other out-of-pocket expenses, and $12,900 for certain clearing services. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent’s fees, but including the expenses described above, will be approximately $250,000.

Placement Agent Warrants

In addition, we have agreed to issue to Wainwright, or its designees, warrants to purchase up to 5.0% of the aggregate number of common shares (including the common shares issuable upon exercise of the pre-funded warrants) sold in this offering (or up to common shares). The placement agent warrants will have a term of five years from the effective date of the offering and substantially the same terms as the Series C warrants being sold to the investors in this offering, except that the placement agent warrants will have an exercise price equal to 125% of the combined public offering price per common share and related Series C warrant set forth on the cover of this prospectus. Pursuant to FINRA Rule 5110(g), the placement agent warrants and any common shares issued upon exercise of the placement agent warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the placement agent or related persons do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.

Right of First Refusal

We have granted Wainwright a right of first refusal until January 15, 2021 to act as our exclusive underwriter or placement agent for certain future capital raising transactions undertaken by us.

Other Relationships

From time to time, Wainwright may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with Wainwright for any further services. Wainwright acted as our exclusive placement agent for our February 2020 registered direct offering and received cash compensation of approximately $270,000, warrants to purchase up to 1,041,667 common shares at an exercise price of $0.15 per share, and an 8-month right of first refusal in connection therewith. Wainwright also acted as our exclusive placement agent for our April 2020 registered direct offering and received cash compensation of approximately $428,000, warrants to purchase up to 1,666,667 common shares at an exercise price of $0.15 per share, and an 8-month right of first refusal in connection therewith.

Determination of Offering Price

The actual offering price of the securities we are offering will be negotiated between us, the placement agent and prospective investors, based on the trading of our common shares prior to the offering, among other things, and may be at a discount to the current market price.

Lock-up Agreement

We have agreed with the placement agent to be subject to a lock-up period of 90 days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, we may not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any common shares or their equivalents, subject to certain exceptions. The placement agent may waive the terms of these lock-up agreements in its sole discretion and without notice. In addition, subject to certain exceptions, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our common shares or upon a specified or contingent event in the future, or enter into any agreement to issue securities at a future determined price for a period of one year following the closing date of this offering. The placement agent may waive this prohibition in its sole discretion and without notice.

Transfer Agent

The transfer agent and registrar for our common shares is AST Trust Company (Canada). Our transfer agent’s address is 1 Toronto Street, Suite 1200, Toronto, Ontario M5C 2VC and its telephone number is (416) 682-3844. Our co-transfer agent is American Stock Transfer & Trust Company LLC.

Listing

Our common shares are listed on NYSE American under the symbol “ZOM” and are not listed on any other exchange. There is no established public trading market for the Series C warrants or the pre-funded warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Series C warrants or the pre-funded warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series C warrants and the pre-funded warrants will be limited.

Indemnification

We have agreed to indemnify Wainwright and specified other persons against certain liabilities relating to or arising out of Wainwright’s activities under the engagement letter and placement agent agreement and to contribute to payments that Wainwright may be required to make in respect of such liabilities.

Regulation M

Wainwright may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, Wainwright would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of common shares by Wainwright acting as principal. Under these rules and regulations, Wainwright:

•	may not engage in any stabilization activity in connection with our securities; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Canadian Securities Matters

The common shares, the pre-funded warrants and the Series C warrants are being distributed pursuant to a prospectus exception under applicable Canadian securities laws on the basis that the common shares, the pre-funded warrants and the Series C warrants are being distributed outside Canada. Either in the securities purchase agreement or by accepting a pre-funded warrant or a Series C warrant, each purchaser of securities will provide or be deemed to provide certain representations with respect to Canadian securities matters, including that the purchaser is not a resident of Canada or a person or an entity in Canada, and that the purchaser is not buying the securities with a view distribution of them to a resident of Canada or a person in Canada.

LEGAL MATTERS

The validity of the Series C warrants and the pre-funded warrants offered hereby is being passed upon for us by Lowenstein Sandler LLP, New York, New York and the validity of the common shares offered hereby, including the common shares issuable upon exercise of the Series C warrants and the pre-funded warrants, is being passed upon for us by Fasken Martineau DuMoulin LLP, Calgary, Alberta. Lowenstein Sandler LLP owns 92,995 common shares. Ellenoff Grossman & Schole LLP, New York, New York is acting as counsel to the placement agent in connection with this offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by MNP LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website, at http://www.sec.gov, that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC, including us. Our website address is http://www.zomedica.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document.

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below that we have previously filed with the SEC, each of which has Exchange Act File No. 000-38298 unless otherwise noted:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 26, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 11, 2020;

•	our Current Reports on Form 8-K filed with the SEC on January 22, 2020, February 13, 2020, April 1, 2020 and April 7, 2020 and our Current Report on Form 8-K to be filed with the SEC on April 8, 2020; and

•	the description of our common shares as set forth in our Registration Statement on Form 8-A filed with the SEC on November 15, 2017, including any amendments thereto or reports filed for the purposes of updating this description, including the Description of Securities filed as Exhibit 4.1 to our Annual Report.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the registration statement.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

Zomedica Pharmaceuticals Corp.

100 Phoenix Drive, Suite 180

Ann Arbor, Michigan 48108

(734) 369-2555

55,762,081 Common Shares

Series C Warrants to Purchase Up to 55,762,081 Common Shares

Pre-Funded Warrants to Purchase Up to 55,762,081 Common Shares

PRELIMINARY PROSPECTUS

H.C. Wainwright & Co.

, 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than placement agent fees, paid or payable by Zomedica Pharmaceuticals Corp, or the Registrant, in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fee.

Item	Amount
SEC registration fee	$4,016
FINRA filing fee	5,141
Legal fees and expenses	150,000
Accounting fees and expenses	50,000
Printing and engraving expenses	5,000
Transfer agent and registrar fees and expenses	10,000
Miscellaneous fees and expenses	25,843

Total	$250,000

Item 14.	Indemnification of Directors and Officers

Under the Business Corporations Act (Alberta), or ABCA, except in respect of an action by or on behalf of the company to procure a judgment in its favor, we may indemnify a director or officer of the company, a former director or officer of the company or a person who acts or acted at the company’s request as a director or officer of a body corporate of which the company is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that company or body corporate, if:

(a)	the director or officer acted honestly and in good faith with a view to the best interests of the company, and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

Notwithstanding anything in the ABCA, a person referred to above is entitled to indemnity from the company in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(i)	was substantially successful on the merits in the person’s defence of the action or proceeding,

(ii)	fulfils the conditions set out in paragraphs (a) and (b) above, and

(iii)	is fairly and reasonably entitled to indemnity.

ABCA provides that we may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to above, but if the person does not meet the conditions of paragraphs (i), (ii) and (iii) above he or she shall repay the funds advanced.

In accordance with the ABCA, we may purchase and maintain insurance for the benefit of any director or officer of the company, a former director or officer of the company or a person who acts or acted at the company’s request as a director or officer of a body corporate of which the company is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives against any liability incurred by the person:

(a)	in the person’s capacity as a director or officer of the company, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the company; or

(b)	in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the company’s request, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

II-1

We currently maintain insurance policies in the amount of $3.75 million per covered person.

In addition to the foregoing provisions of the ABCA, our by-laws require us to indemnify each of our directors, officers, former directors and officers and persons who act or acted at our request as a director or officer, or in a similar capacity, of a body corporate of which the company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which the individual is made a party by reason of being or having been a director of officer of us or such body corporate, provided that he:

•	acted honestly and in good faith with a view to our best interests; and
•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The employment agreements for our interim chief executive officer and chief financial officer, Shameze Rampertab contains an indemnification provision pursuant to which we agree to indemnify, hold harmless and pay advancements on any expenses either officer may sustain before or after termination in relation to our affairs and his duties as an officer or director of us to the maximum extent allowed under Alberta law.

Item 15.	Recent Sales of Unregistered Securities.

2020

Pursuant to a letter agreement dated as of March 31, 2020 and placement agency agreement dated April 7, 2020, we issued to H.C. Wainwright & Co, LLC (“Wainwright”) or its designees, warrants (the “April Placement Agent Warrants”) to purchase 1,666,667 of our common shares (the “April Placement Agent Warrant Shares”) as compensation for Wainwright’s services as placement agent for our April 2020 offering. The April Placement Agent Warrants and the April Placement Agent Warrant Shares were not registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated

In connection with a registered offering of our common shares, on February 12, 2020, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”), pursuant to which, among other things, we sold to the Purchasers warrants (the “Warrants”) to purchase up to 20,833,334 of our common shares (the “Warrant Shares”) in a private placement. No separate consideration was paid for the issuance of the Warrants. Pursuant to an engagement letter dated as of February 10, 2020, we issued to Wainwright or its designees, warrants (the “February Placement Agent Warrants”) to purchase 1,041,667 of our common shares (the “February Placement Agent Warrant Shares”) as compensation for Wainwright’s services as placement agent for our February 2020 offering. The Warrants, the Warrant Shares, the February Placement Agent Warrants and the February Placement Agent Warrant Shares were not registered under the Securities Act pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

2019

In the second quarter of 2019, we sold $12,000,000 of our Series 1 Preferred Shares to an accredited investor in a private placement at a purchase price of $1,000,000 per Series 1 Preferred Share. The Series 1 Preferred Shares were not registered under the Securities Act pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and/or Rule 506(b) promulgated thereunder.

II-2

2018

Commencing on May 15, 2018 and ending on June 28, 2018, we sold an aggregate of 1,861,627 common shares in a private placement for total gross proceeds of approximately $4,002,500. The common shares were not registered under the Securities Act pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and/or Rule 506(b) promulgated thereunder and/or Regulation S thereof.

2017

On August 29, 2017, we issued 7,940 common shares upon the exercise of outstanding stock options for aggregate consideration of $9,528. The issuance was exempt pursuant to Rule 701 under the Securities Act.

On July 28, 2017, we issued 1,502,691 common shares for aggregate consideration of approximately $3,320,000, all of which were issued in the United States or to “U.S. persons” (as both such terms are defined in Regulation S) who were “accredited investors” as defined in Rule 501(a) of Regulation D. The issuance to such investors was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 502(b) of Regulation D.

On July 17, 2017, we issued 220,000 common shares upon the exercise of outstanding stock options for aggregate consideration of $44,000. The issuance was exempt pursuant to Rule 701 under the Securities Act.

On July 6, 2017, we issued 200,000 common shares upon the exercise of outstanding stock options for aggregate consideration of $8,000. None of the common shares were issued in the United States or to “U.S. persons” (as both such terms are defined in Regulation S under the Securities Act, or Regulation S).

On May 23, 2017, we issued 80,000 common shares upon the exercise of outstanding stock options for aggregate consideration of $16,000. The issuance was exempt pursuant to Rule 701 under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on May 15, 2020.

ZOMEDICA PHARMACEUTICALS CORP.

By:	/s/ Shameze Rampertab
Shameze Rampertab
Chief Financial Officer and Interim Chief Executive Officer

Each person whose signature appears below constitutes and appoints Shameze Rampertab and Stephanie Morley and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their, his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Shameze Rampertab	Interim Chief Executive Officer, Chief Financial Officer, Corporate Secretary and Director	May 15, 2020
Shameze Rampertab	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Rodney Williams	Director	May 15, 2020
Rodney Williams

/s/ Jeffrey Rowe	Director	May 15, 2020
Jeffrey Rowe

/s/ Johnny D. Powers	Director	May 15, 2020
Johnny D. Powers

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EXHIBIT INDEX

Exhibit	Description
Number
1.1	Form of Placement Agency Agreement to be entered into by and between the Company and H.C. Wainwright & Co., LLC
3.1	Articles of Amalgamation of Zomedica Pharmaceuticals Corp. (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 filed with the Commission on November 20, 2017 (File No. 333-217409))
3.2	Amended and Restated By-Law No. 1 of Zomedica Pharmaceuticals Corp. (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 filed with the Commission on November 20, 2017 (File No. 333-217409))
3.3	Certificate of Amendment and Registration of Restated Articles of Zomedica Pharmaceuticals Corp. (incorporated by reference to Exhibit 3.3 to the Company's Registration Statement on Form S-1 filed with the Commission on November 20, 2017 (File No. 333-217409))
3.4	Certificate of Amalgamation of Zomedica Pharmaceuticals Corp. (incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form S-1 filed with the Commission on November 20, 2017 (File No. 333-217409))
3.5	Articles of Amendment to the Articles of Incorporation of Zomedica Pharmaceuticals Corp. (incorporated by reference to Exhibit 3.5 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on May 10, 2019 (File No. 001-38298))
4.1	Form of Common Shares Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 13, 2020)
4.2	Form of Series B Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 8, 2020)
4.3	Placement Agent Warrant issued in connection with February 2020 offering (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Commission on February 13, 2020)
4.4	Placement Agent Warrant issued in connection with April 2020 offering (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Commission on April 8, 2020)
4.5	Form of Series C Warrant
4.6	Form of Pre-Funded Warrant
4.7	Form of Placement Agent Warrant
5.1	Opinion of Fasken Martineau DuMoulin LLP
5.2	Opinion of Lowenstein Sandler LLP
10.1+	Executive Employment Agreement between Zomedica Pharmaceuticals Corp. and Shameze Rampertab (incorporated by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-1 filed with the Commission on November 20, 2017 (File No. 333-217409))
10.2+	Amendment No. 1 to Executive Employment Agreement between Zomedica Pharmaceuticals Corp. and Shameze Rampertab (incorporated by reference to Exhibit 10.5 to the Company's Registration Statement on Form S-1 filed with the Commission on November 20, 2017 (File No. 333-217409))
10.3+	Employment Agreement between ZoMedica Pharmaceuticals Inc. and Stephanie Morley (incorporated by reference to Exhibit 10.6 to the Company's Registration Statement on Form S-1 filed with the Commission on November 20, 2017 (File No. 333-217409))
10.4+	Stock Option Plan (incorporated by reference to Exhibit 10.11 to the Company's Registration Statement on Form S-1 filed with the Commission on November 20, 2017 (File No. 333-217409))
10.5+	Executive Employment Agreement between ZoMedica Pharmaceuticals Inc. and Bruk Herbst (incorporated by reference to Exhibit 10.16 to the Company's Registration Statement on Form S-1 filed with the Commission on November 20, 2017 (File No. 333-217409))
10.6	Loan Agreement, dated October 17, 2017, by and between Zomedica Pharmaceuticals Corp. and Equidebt LLC (incorporated by reference to Exhibit 10.20 to the Company's Registration Statement on Form S-1 filed with the Commission on November 20, 2017 (File No. 333-217409))
10.7	Line of Credit Promissory Note, dated October 17, 2017, from Zomedica Pharmaceuticals Corp. in favor of Equidebt LLC (incorporated by reference to Exhibit 10.21 to the Company's Registration Statement on Form S-1 filed with the Commission on November 20, 2017 (File No. 333-217409))

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10.8#	Development, Commercialization and Exclusive Distribution Agreement, dated May 10, 2018, by and between Seraph Biosciences, Inc. and Zomedica Pharmaceuticals Corp. (incorporated by reference to Exhibit 10.24 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 19, 2018 (File No. 001-38298))
10.9#	Development and supply agreement with Qorvo Biotechnologies, LLC (incorporated by reference to Exhibit 10.27 to the Company’s Annual Report on Form 10-K filed with the Commission on February 26, 2019 (File No. 001-38298))
10.10	Sales Agreement, dated December 7, 2018, by and between Zomedica Pharmaceuticals Corp. and Cantor Fitzgerald & Co. (incorporated by reference to Exhibit 1.1 to the Company’s Registrations Statement on Form S-3 filed with the Commission on December 20, 2018 (File No. 333-228926))
10.11	Form of Preferred Share Subscription Agreement for May 2019 Offering (incorporated by reference to Exhibit 10.29 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on May 10, 2019 (File No. 001-38298))
10.12+	Executive Employment Agreement between Zomedica Pharmaceuticals Corp. and Stephanie Morley (incorporated by reference to Exhibit 10.30 to the Company’s Current Report on Form 8-K filed on September 17, 2019).
10.13+	Separation Agreement between Zomedica Pharmaceuticals Corp. and Gerald L. Solensky (incorporated by reference to Exhibit 10.1 to the Company’s Filing Statement on Form 8-K filed with the Commission on December 3, 2019 (File No 001-38298))
10.14+	Cooperation Agreement between Zomedica Pharmaceuticals Corp and Gerald L. Solensky (incorporated by reference to Exhibit 10.2 to the Company’s Filing Statement on Form 8-K filed with the Commission on December 3, 2019 (File No 001-38298))
10.15+	Consulting Agreement between Zomedica Pharmaceuticals Corp and Gerald L. Solensky (incorporated by reference to Exhibit 10.3 to the Company’s Filing Statement on Form 8-K filed with the Commission on December 3, 2019 (File No 001-38298))
10.16^	Amended and Restated Exclusive License and Supply Agreement, dated January 17, 2020, by and between Celsee, Inc. and Zomedica Pharmaceuticals Corp. (incorporated by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K filed with the Commission on February 26, 2020 (File No. 001-38298))
10.17	Lease Agreement for 100 Phoenix Drive, Ann Arbor, 48108 (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K filed with the Commission on February 26, 2020 (File No. 001-38298))
10.18	Consulting Agreement between Zomedica Pharmaceuticals Corp. and Johnny D. Powers (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K filed with the Commission on February 26, 2020 (File No. 001-38298))
10.19	Promissory Note, dated April 15, 2020, between Bank of America, NA and Zomedica Pharmaceuticals Corp. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 24, 2020 (File No. 001-38298))
10.20	Securities Purchase Agreement, dated February 12, 2020, among the Company and the investors named therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 13, 2020)
10.21	Placement Agency Agreement, dated April 7, 2020, by and between the Company and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 8, 2020)
10.22	Securities Purchase Agreement, dated April 7, 2020, among the Company and the investors named therein (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on April 8, 2020)
10.23	Form of Securities Purchase Agreement to be entered into among the Company and certain investors

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21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company's Registration Statement on Form S-1 filed with the Commission on April 21, 2017 (File No. 333-217409))
23.1	Consent of MNP LLP
23.2	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1)
23.3	Consent of Lowenstein Sandler LLP (included in Exhibit 5.2)
24.1	Power of Attorney (included on the signature page of this registration statement)

#	The registrant has received confidential treatment for certain portions of this exhibit.
+	Indicates management contract or compensatory plan.
^	Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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